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                                                                  Exhibit (c)(4)



                            STOCKHOLDERS' AGREEMENT

                          dated as of January 31, 1996













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                              TABLE OF CONTENTS



                                                              Page
                                                              ----

ARTICLE 1 Definitions . . . . . . . . . . . . . . . . . . . . . 3
     1.1  "Affiliate. . . . . . . . . . . . . . . . . . . . . . 3
     1.2  "Board of Directors . . . . . . . . . . . . . . . . . 3
     1.3  "Business Combination . . . . . . . . . . . . . . . . 3
     1.4  "Bylaws . . . . . . . . . . . . . . . . . . . . . . . 3
     1.5  "Class A Common Stock . . . . . . . . . . . . . . . . 4
     1.6  "Class B Common Stock . . . . . . . . . . . . . . . . 4
     1.7  "Closing Date . . . . . . . . . . . . . . . . . . . . 4
     1.8  "Common Stock . . . . . . . . . . . . . . . . . . . . 4
     1.9  "Company. . . . . . . . . . . . . . . . . . . . . . . 4
     1.10 "Director . . . . . . . . . . . . . . . . . . . . . . 4
     1.11 "Depositor. . . . . . . . . . . . . . . . . . . . . . 4
     1.12 "Exchange Act . . . . . . . . . . . . . . . . . . . . 4
     1.13 "Monsanto . . . . . . . . . . . . . . . . . . . . . . 4
     1.14 "Monsanto Director. . . . . . . . . . . . . . . . . . 4
     1.15 "hereto", "hereunder", "herein", "hereof. . . . . . . 4
     1.16 "Involuntary Transfer Notice. . . . . . . . . . . . . 4
     1.17 "Involuntary Transfer Stock . . . . . . . . . . . . . 5
     1.18 "Indemnified Person . . . . . . . . . . . . . . . . . 5
     1.19 "Investment Agreement . . . . . . . . . . . . . . . . 5
     1.20 "Losses . . . . . . . . . . . . . . . . . . . . . . . 5
     1.21 "Major A Stockholder. . . . . . . . . . . . . . . . . 5
     1.22 "Offer Period . . . . . . . . . . . . . . . . . . . . 5
     1.23 "Offered Stock. . . . . . . . . . . . . . . . . . . . 5
     1.24 "Permitted Transferee . . . . . . . . . . . . . . . . 5
     1.25 "Person . . . . . . . . . . . . . . . . . . . . . . . 6
     1.26 "Pledge . . . . . . . . . . . . . . . . . . . . . . . 6
     1.27 "Roberts Family Shareholder Agreement . . . . . . . . 6
     1.28 "Roberts Family Voting Trust Agreement. . . . . . . . 6
     1.29 "Selling Stockholder. . . . . . . . . . . . . . . . . 6
     1.30 "Stock. . . . . . . . . . . . . . . . . . . . . . . . 6
     1.31 "Transfer Notice. . . . . . . . . . . . . . . . . . . 6
     1.32 "Transferring Stockholder . . . . . . . . . . . . . . 7
     1.33 "Voting Trust . . . . . . . . . . . . . . . . . . . . 7



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ARTICLE 2 Election of Monsanto Directors;
                Corporate Governance Provisions
                in Certificate of Incorporation and Bylaws. . . 7
       2.1  Monsanto Directors. . . . . . . . . . . . . . . . . 7
       2.2  Amendment of Bylaws . . . . . . . . . . . . . . . . 7
       2.3  Solicitation and Voting of Shares . . . . . . . . . 7
       2.4  Amendment of Bylaws . . . . . . . . . . . . . . . . 8
       2.5  Implementation of Investment Agreement. . . . . . . 8
       2.6  Injunctive Relief . . . . . . . . . . . . . . . . . 8
       2.7  Indemnification of Major A Stockholders . . . . . . 9

ARTICLE 3 Limitation on Certain Transfers . . . . . . . . . . . 11
       3.1  General Limitations on Certain Transfers. . . . . . 11
       3.2  Limitation on Certain Conversions and Transfers . . 11
       3.3  Legend. . . . . . . . . . . . . . . . . . . . . . . 20
       3.4  Nonrecognition of Certain Transfers . . . . . . . . 20
       3.5  Exceptions. . . . . . . . . . . . . . . . . . . . . 20

ARTICLE 4 Miscellaneous . . . . . . . . . . . . . . . . . . . . 22
       4.1  Governing Law . . . . . . . . . . . . . . . . . . . 22
       4.2  Successors and Assigns. . . . . . . . . . . . . . . 22
       4.3  Entire Agreement. . . . . . . . . . . . . . . . . . 22
       4.4  Notice. . . . . . . . . . . . . . . . . . . . . . . 23
       4.5  Delays or Omissions . . . . . . . . . . . . . . . . 26
       4.6  Counterparts. . . . . . . . . . . . . . . . . . . . 26
       4.7  Severability. . . . . . . . . . . . . . . . . . . . 26
       4.8  Sections and Articles . . . . . . . . . . . . . . . 26
       4.9  Headings. . . . . . . . . . . . . . . . . . . . . . 26
       4.10 Term. . . . . . . . . . . . . . . . . . . . . . . . 27
       4.11 Effective Date. . . . . . . . . . . . . . . . . . . 27

Exhibits

Exhibit "A"
Exhibit "B"
Exhibit "C"
Exhibit "D"

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                           STOCKHOLDERS' AGREEMENT

        This STOCKHOLDERS AGREEMENT is made as of the 31st day of January, 1996, by and among Douglas C. Roberts, individually and as Trustee of (i) the Douglas
C. Roberts Trust dated January 28, 1972,  (ii) the David Kim Roberts 1989 Trust,
(iii) the Steven Suh Roberts 1989 Trust, and (iv) the Jeffrey King Roberts 1989 Trust ("Douglas C. Roberts"); Virginia R. Holt, individually and as Trustee of
(i) the Virginia R. Holt Trust dated August 22, 1973, (ii) the Amanda Mary Holt 1989 Trust, and (iii) the Laura Elizabeth Holt 1989 Trust ("Virginia R. Holt"); John T. Roberts, individually and as Trustee of (i) the John T. Roberts Trust dated April 9, 1976, (ii) the Allison Elizabeth Roberts 1989 Trust, and (iii) the Katherine Elsie Roberts 1990 Trust Number 1 ("John T. Roberts"); Charles C. Roberts and Mary R. Roberts, as Trustees of (i) the Charles C. and Mary
R. Roberts  Living Trust dated  October 15, 1991,  (ii) the Trust F/B/O
Douglas C. Roberts under Eleanor T. Roberts Charitable Trust Agreement dated December 21, 1967, (iii) the Trust F/B/O Virginia R. Holt under Eleanor T. Roberts Charitable Trust Agreement dated December 21, 1967, and (iv) the Trust F/B/O John T. Roberts under Eleanor T. Roberts Charitable Trust Agreement dated December 21, 1967 ("Charles C. Roberts and Mary R. Roberts"); Lynne King Roberts, as Trustee of the David Kim Roberts Trust dated October 14, 1987 ("Lynne King Roberts"); Terrance K. Holt, as Trustee of the Amanda Mary Holt Trust dated December 6, 1985 ("Terrance K. Holt"); and Robin R. Roberts, as Trustee of (I) the Allison Elizabeth Roberts Trust dated August
6, 1986,  (ii) the Katherine Elsie Roberts Trust dated March 13,  1990,  and
(iii) the Charles David Roberts Trust dated February 28, 1994 ("Robin R. Roberts"), and Charles C. Roberts, Mary R. Roberts, Douglas C. Roberts, Virginia R. Holt and John T. Roberts, as Voting Trustees under the Roberts Family Voting Trust Agreement (collectively referred to as the "Major A Stockholders" and individually as a "Major A Stockholder") and Monsanto
Company, a Delaware corporation, having its principal place of business at 800 N. Lindbergh Blvd., St. Louis, Missouri 63167, ("Monsanto").

                                    RECITALS

        WHEREAS, DEKALB Genetics Corporation, a Delaware corporation, having its principal place of business at 3100 Sycamore Road, DeKalb, Illinois 60115 (the "Company") and Monsanto have entered into an Investment Agreement, dated as of January 31, 1996 (the "Investment Agreement"), and certain other related agreements whereby Monsanto will acquire shares of the Company's Class A Common Stock, no par value ("Class A Common Stock") and shares of the Company's Class B Common Stock, no par value ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock");

        WHEREAS, the Major A Stockholders own shares of Class A Common Stock as indicated on Exhibit "A" to this Agreement;

        WHEREAS, pursuant to the Investment Agreement, the Company has agreed that under certain circumstances Monsanto shall have the right to designate up to two (2) directors on the Company's Board of Directors;

        WHEREAS, pursuant to the Investment Agreement, the Company has agreed to amend its Bylaws (as amended, the "Bylaws") and to provide notification to Monsanto in the event the Company is considering certain business combination transactions; and

        WHEREAS, the Major A Stockholders have entered into the Roberts Family Voting Trust Agreement in the form attached hereto as Exhibit B and the Roberts Family Shareholder Agreement in the form attached hereto as Exhibit C.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Major A Stockholders and Monsanto hereby agree as follows:

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                                   ARTICLE 1
                                  Definitions

        As used in this Agreement, the following terms shall have the following respective meanings (all terms defined in this Article 1 or in other provisions of this Agreement in the singular shall have the same meaning when used in the plural and vice versa):

         1.1 "Affiliate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

         1.2 "Board of Directors" means the Board of Directors of the Company.

         1.3 "Business Combination" shall mean a merger or consolidation in which the Company is a constituent corporation and pursuant to which the Common Stock is converted into or exchanged for cash, securities or other property or a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or a sale of all or substantially all the assets of the Company's United States seed corn business; provided that a transaction in which the beneficial ownership of the capital stock of the Company or of the sole surviving corporation to the transaction (or of the ultimate parent of the Company or of such sole surviving corporation) immediately after the consummation of such transaction is substantially the same as the beneficial ownership of the Company's capital stock immediately prior to the consummation thereof shall not be deemed a Business Combination unless such transaction shall result in the sale of all or substantially all the assets of the Company and its subsidiaries taken as a whole or all or substantially all of the assets of the Company's United States seed corn business.


         1.4  "Bylaws" has the meaning set forth in the recitals hereto.





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         1.5  "Class A Common Stock" has the meaning set forth in the recitals hereto.

         1.6 "Class B Common Stock" has the meaning set forth in the recitals hereto.

         1.7 "Closing Date" means the closing of the purchase of Common Stock by Monsanto from the Company pursuant to the terms of the Investment Agreement.

         1.8 "Common Stock" has the meaning set forth in the recitals hereto.

         1.9 "Company" has the meaning set forth in the first paragraph hereof.

         1.10 "Director" means a member of the Board of Directors.

         1.11 "Depositor" means a depositor of shares of Common Stock under the Voting Trust Agreement.

         1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.13 "Monsanto" has the meaning set forth in the first paragraph hereof.

         1.14 "Monsanto Director" has the meaning set forth in Section
         2.1.

         1.15 "hereto", "hereunder", "herein", "hereof" and the like mean and refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause in which the respective word appears.

         1.16 "Involuntary Transfer Notice" has the meaning set forth in
         Section 3.2(e).





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
         1.17 "Involuntary Transfer Stock" has the meaning set forth in
         Section 3.2(e).

         1.18 "Indemnified Person" has the meaning set forth in Section
         2.7(b).

         1.19 "Investment Agreement" means that certain Investment Agreement, dated as of January 31, 1996 between the Company and Monsanto.

         1.20 "Losses" has the meaning as set forth in Section 2.7(a).

         1.21 "Major A Stockholder" has the meaning set forth in the first paragraph hereof, together with any pledgees and Permitted Transferees who become parties to this Agreement pursuant to Section 3.5 (a) and
         (b).

         1.22 "Offer Period" has the meaning set forth in Section 3.2(b).

         1.23 "Offered Stock" has the meaning set forth in Section 3.2(b).

         1.24 "Permitted Transferee" means (i) Douglas C. Roberts, Virginia Roberts Holt, John T. Roberts, or their parents, (ii) any Depositor,
         (iii) any spouse, lineal descendant (including adopted descendants), or spouse of a lineal descendant (including adopted descendants) of Douglas C. Roberts, Virginia Roberts Holt or John T. Roberts, (iv) any trust or other entity the sole beneficiaries or owners of which are Persons referred to in this definition, (v) any Person receiving any interest in shares of Stock pursuant to a Major A Stockholder's last will and testament or by distribution at a Major A Stockholder's death from a trust established by a Major A Stockholder or according to the laws of intestate succession, or (vi) any ex-spouse of Douglas C. Roberts, Virginia Roberts Holt or John T. Roberts or any ex-spouse of a lineal descendant (including adopted descendants) of Douglas C. Roberts, Virginia Roberts Holt or John T. Roberts,





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
         to the extent (and only to the extent) that any such ex-spouse receives any interest in Stock pursuant to a court order entered in connection with a divorce proceeding.

         1.25 "Person" means a corporation, association, partnership, joint venture, limited liability company, individual, trust, unincorporated organization, a government agency or political subdivision thereof and any other entity.

         1.26 "Pledge" when used as a verb means to pledge, hypothecate, mortgage, create any security interests in or otherwise encumber and when used as a noun means any resulting pledge, hypothecation, mortgage, security interest or other encumbrance.

         1.27  "Roberts  Family  Shareholder   Agreement"  means  the  agreement
         attached hereto as Exhibit C.

         1.28 "Roberts Family Voting Trust Agreement" means the agreement attached hereto as Exhibit B.

         1.29 "Selling Stockholder" has the meaning set forth in Section 3.2(b).

         1.30 "Stock" means the following securities: (i) the Class A Common Stock of the Company and any other common or preferred stock of the Company entitled to vote generally in the election of directors whether presently issued or hereafter authorized, designated and issued, now owned or hereafter acquired by each Major A Stockholder, (ii) any option, warrant or right to acquire Class A Common Stock (or any security or other instrument referred to in this definition) and (iii) any security or other instrument exchangeable for, or convertible into, Class A Common Stock (or any security or other instrument referred to in this definition).

         1.31 "Transfer Notice" has the meaning set forth in Section 3.2(b).





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         1.32 "Transferring Stockholder" has the meaning set forth in
         Section 3.2(e).

         1.33 "Voting Trust" means the trust established under the Roberts Family Voting Trust Agreement.


                                  ARTICLE 2
       Election of Monsanto Directors; Corporate Governance Provisions
                  in Certificate of Incorporation and Bylaws

2.1 Monsanto Directors. As set forth in the Investment Agreement, depending on its ownership percentage of the Company's Common Stock, Monsanto shall have the right to nominate up to two (2) directors (together, the "Monsanto Directors" and, individually, a "Monsanto Director") to the Board of Directors. Initially, one Monsanto Director shall be nominated by Monsanto within twenty (20) business days after the Closing Date and shall have a term expiring at the Company's 1999 annual meeting of stockholders. If Monsanto is entitled to nominate a second director, then such second Monsanto Director shall be nominated for election at the Company's 1997 annual meeting of stockholder and shall have a term expiring at the Company's 2000 annual meeting of stockholders.

2.2 Amendment of Bylaws. As set forth in the Investment Agreement, prior to the Closing, the Company has agreed to cause Article IX of the Bylaws to be amended as provided in Exhibit "D" hereto.

2.3 Solicitation and Voting of Shares. In any election of Directors, each Major A Stockholder shall use best efforts to attend such stockholder meeting (in person or by proxy) for purposes of establishing a quorum and shall vote (in person or by proxy) all its shares of Stock in favor of any Monsanto Director nominated by Monsanto and recommended by the Board of Directors; provided that such Monsanto Director is reasonably satisfactory to the Company.

2.4 Amendment of Bylaws. During the term of this Agreement and after the adoption by the Company of the amendments to the Bylaws described in Exhibit "D" hereto, without the prior written consent of Monsanto, the Major A Stockholders shall not directly or indirectly initiate any action that would result in the amendment of Section 9.3, 9.4, 9.5, 9.6 or 9.7 of the Bylaws.

2.5 Implementation of Investment Agreement. During the term of this Agreement, each Major A Stockholder shall vote its shares of Stock in favor of any proposed amendment to the Company's Certificate of Incorporation increasing the Company's authorized capital stock, which amendment is required in order for the Company to comply with the provisions of Article 10 of the Investment Agreement.

2.6      Injunctive  Relief.  In the event of a breach of the provisions of this
         Article 2 by any of the Major A Stockholders, Monsanto will suffer irreparable harm and the total amount of monetary damages will be impossible to calculate and will therefore be an inadequate remedy. Accordingly, in such event, Monsanto shall be entitled to temporary and permanent injunctive relief against the breaching party and to any other rights and remedies to which Monsanto may be entitled to at law or in equity.





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
2.7      Indemnification of Major A Stockholders.

         (a) Monsanto's Indemnification Agreement. Subject to paragraph (b) below, Monsanto shall indemnify and hold the Major A Stockholders and their respective affiliates, trustees, trust beneficiaries, directors, officers, stockholders, employees, agents, successors and assigns (each an "Indemnified Person") harmless from and against any and all claims, liabilities, fines, penalties, demands, causes of action, suits, judgments, losses, injuries, damages (including costs of defense, settlement and reasonable attorneys' fees) (all of the foregoing hereinafter collectively called "Losses") suffered or incurred by any Indemnified Person which arise from or in connection with actions or inactions of any Indemnified Person in the performance of the obligations of any Major A Stockholder under this Article 2.



         (b) Procedure. In the event that, from and after the Closing, a third person asserts any claim against any Indemnified Person with respect to any matter to which the foregoing indemnities apply, the Indemnified Person shall give prompt written notice to Monsanto, and Monsanto shall have the right, at its election, to take over the defense or settlement of such claim at its own expense by giving prompt written notice to the Indemnified Person; provided, however, that, (i) if Monsanto does not give such notice and does not proceed diligently to defend the claim within thirty (30) days after receipt of such notice of the claim, then the Indemnified Person may employ separate counsel to represent it and defend it against such claim and Monsanto shall be bound by any defense or settlement that the Indemnified Person may make as to such claim and shall reimburse the Indemnified Person for any and all Losses resulting therefrom as such Losses are incurred and (ii) if Monsanto elects to defend the claim, then Monsanto shall employ counsel reasonably satisfactory to the Indemnified Person and the

                   Indemnified Person shall be entitled to participate in (but not control) the defense of such claim and to employ separate counsel at its own expense to assist in the handling of such claim, unless the common counsel determines, in compliance with the canons of ethics of the legal profession, that a conflict of interest exists between Monsanto and an Indemnified Person, in which event the Indemnified Person may appoint separate counsel to represent or defend it against the claim and Monsanto shall reimburse such Indemnified Person for all Losses resulting therefrom as such Losses are incurred. The Indemnified Person and Monsanto shall cooperate in defending any such third person's claim, and Monsanto, to the extent Monsanto elects to defend such claim, shall have reasonable access to records, information and personnel in the possession or control of any other party hereto which are applicable to the subject matter of any claim or which are otherwise pertinent to the defense of such claim and the Indemnified Person shall otherwise cooperate with Monsanto in all respects in connection therewith. Monsanto shall reimburse the Indemnified Person for all of the Indemnified Person's reasonable out-of-pocket costs as they are incurred in connection with the activities set forth in the immediately preceding sentence and in enforcing this indemnification. Notwithstanding the foregoing, Monsanto shall not settle or compromise any such claim without the prior written consent of the Indemnified Person, such consent not to be unreasonably withheld, unless, after consultation between such parties, the terms of such settlement or compromise release such Indemnified Person from any and all liability with respect to such claim and do not in any manner adversely affect the future operations or activities of such Indemnified Person.

                                  ARTICLE 3
                       Limitation on Certain Transfers

3.1      General Limitations on Certain Transfers.

         (a) Subject to Section 3.5, during the term of this Agreement, no Major A Stockholder shall in any manner, whether directly or indirectly, voluntarily or by operation of law, sell, convey, transfer, assign, or otherwise dispose of ("transfer") any interest in its Stock to any Person or convert any of its Class A Common Stock to Class B Common Stock except as provided under the terms of this Agreement after complying with the provisions of this
                   Article 3.



         (b) Notwithstanding any other provision of this Agreement including this Article 3, in no event shall any Major A Stockholder tender any of its shares of Stock in the tender offer to purchase shares of Class B Common Stock to be made by Monsanto pursuant to the terms described in the Investment Agreement.

3.2      Limitation on Certain Conversions and Transfers.

         (a) Limitation on Conversions. Except pursuant to a court order entered in connection with a divorce proceeding to an ex-spouse of Douglas C. Roberts, Virginia Roberts Holt or John T. Roberts or to an ex-spouse of a lineal descendant of Douglas C. Roberts, Virginia Roberts Holt or John T. Roberts, no Major A Stockholder shall convert any of its Class A Common Stock to Class B Common Stock until such time as such Major A Stockholder has entered into a binding agreement to sell or otherwise convey such Class B Common Stock to a third party.

         (b)       Limitations on Voluntary Transfers. Subject to Section
                   3.5, in the event that any Major A Stockholder desires to transfer any interest in its Stock, including, without limitation, a redemption of such Stock by the Company, such Major A Stockholder (the "Selling Stockholder") shall make a written offer (the "Transfer Notice") to Monsanto stating
                   (i) the number of shares of Stock proposed to be so transferred (the "Offered Stock") and (ii) the price, form of consideration and other material terms upon which the Offered Stock are being offered; provided, however, that in the event the Transfer Notice shall state that the Major A Stockholder intends to dispose of such Offered Stock by means of an underwritten public offering (a "Public Offering"), in lieu of stating a price at which the Offered Stock is being offered, the Major A Stockholder may state an estimated price (less estimated underwriting discounts and expenses of sale) at which the Major A Stockholder is advised in writing by the managing underwriter as its good faith estimate of the average between the estimated minimum and maximum amounts at which such Offered Stock may be sold in the Public Offering (the "Average Price"). For a period of twenty-five (25) days (if the form of consideration specified in the Transfer Notice only includes cash and/or shares of stock traded in the NASDAQ National Market System or on a U.S. securities exchange ("traded stock")), or ninety (90) days (if the form of consideration specified in the Transfer Notice includes property other than cash or traded stock) following the date of the Transfer Notice (the "Offer Period"), Monsanto shall have the irrevocable and exclusive option (but not obligation) to purchase all (but not less than all) of the Offered Stock in cash for the price per share and upon the other terms specified in the Transfer Notice; provided, however, in the event the
                   Transfer Notice shall have stated that the Major A Stockholder intends to dispose of the Offered Stock in a Public Offering, Monsanto may purchase the Offered Stock at the Average Price (less the estimated amount of underwriting discounts and expenses of offering) stated in the Transfer
                   Notice; provided, further, that if   the proposed
                   consideration specified in the Transfer Notice includes property other than cash, then Monsanto shall have the option to purchase the Offered Stock for consideration other than cash that is equal in value to the non-cash property specified in the Transfer Notice; and provided, further, that if the consummation of the transfer described in the Transfer Notice would cause the Selling Stockholder to recognize less gain for income tax purposes than the amount of taxable gain which the Selling Stockholder would recognize as a result of a cash sale to Monsanto, then the aggregate purchase price for the Offered Stock payable by Monsanto shall be increased by an amount equal to (A) the gain which would not have otherwise been recognized for income tax purposes multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the highest marginal income tax rate on capital gains for individuals in effect at such time, minus
                   (B) the gain which would not have otherwise been recognized for income tax purposes. The gain which would not have otherwise been recognized for income tax purposes shall be computed using the Selling Stockholder's actual tax basis in the Offered Stock based upon (i) such records as Monsanto shall reasonably request and (ii) as are certified by such Selling Stockholder as true, complete, and correct. Monsanto's option to purchase the shares of Offered Stock shall be exercised by giving written notice to the Selling Stockholder within the Offer Period. Alternatively, if Monsanto rejects the Selling Shareholder's offer to sell the Offered Stock for the price per share and upon the terms specified in the Transfer Notice, then, for the remainder of the Offer Period, Monsanto shall have the exclusive right to propose alternative terms to the Selling Stockholder for the purchase of the Offered Stock at such price per share and upon such terms as the parties may agree upon.

                                Subject to Section  3.5,  in the event a Selling
                   Stockholder proposes to dispose of Offered Stock in a transaction subject to Article 3 hereof for consideration that includes non-cash consideration other than traded stock, such Selling Stockholder shall stipulate the value of such property in the Transfer

                   Notice and shall, at the request of Monsanto, provide to Monsanto, at the Selling Stockholder's expense, a written valuation of such property prepared by a nationally-recognized firm experienced in appraising the specified type of property , which sets forth the value of such property. In the event that Monsanto does not agree with such valuation, Monsanto shall deliver a written notice of such disagreement to the Selling Stockholder within fifteen
                   (15) days of the receipt of the written valuation and shall thereafter deliver to the Selling Stockholder within thirty
                   (30)  days  following  delivery  of  such  disagreement,   at
                   Monsanto's expense, a written valuation of such property prepared on the same basis by another nationally-recognized firm experienced in appraising the specified type of property, which sets forth the value of such property. The Selling Stockholder may either accept such subsequent valuation or deliver written notice of its disagreement with such valuation to such Selling Stockholder. In the latter event, the Selling Stockholder and Monsanto shall agree to the appointment of a third nationally-recognized firm experienced in appraising the specified type of property, who shall be selected by mutual agreement of their respective nationally-recognized firms, whose valuation shall establish conclusively the price for purposes of the Transfer Notice. The expense of such third firm shall be borne equally by the parties.

                                If   property   to  be  received  by  a  Selling
                   Stockholder includes shares of stock that are traded on the NASDAQ National Market System or any other system then in use, then the value of a share of such stock shall be deemed to be the last reported sale price (or, if not available, the average of the closing bid and ask price) per share during the 30-day period immediately preceding the date of the Transfer Notice. If the property to be received by a Selling Stockholder includes shares of a stock that is listed on a United States securities exchange registered under the Exchange Act, then the value of a share of such stock shall be deemed to be the average of the closing sale price per share of such stock during the 30-day period immediately preceding the date of the Transfer Notice on the principal United States securities exchange registered under the Exchange Act on which such stock is listed.

         (c)       Acceptance of Offer. If, during the Offer Period,
                   Monsanto exercises its right to purchase the Offered Stock at the price per share and upon the terms specified in the Transfer Notice or if the parties otherwise reach an agreement regarding the price, terms and conditions of the sale, then the Selling Stockholder shall sell the shares of Offered Stock to Monsanto in accordance with the price per share and terms specified in the Transfer Notice or pursuant to such price, terms and conditions otherwise agreed upon by the parties, including standard terms and conditions for a stock purchase agreement. The closing of any such purchase shall take place no later than twenty-five (25) days (if the form of consideration specified in the Transfer Notice only includes cash or traded stock) or ninety (90) days (if the form of consideration specified in the Transfer Notice includes property other than cash or traded stock) following the expiration of the Offer Period.

         (d)       Nonacceptance of Offer. If, at the end of the Offer
                   Period, Monsanto has not exercised its right to purchase the Offered Stock at the price per share and upon the terms specified in the Transfer Notice and the parties have not otherwise reached an agreement regarding the price, terms and conditions of the Sale, then such Selling Stockholder shall be entitled to offer and sell such shares of Offered Stock to any Person (free and clear of any rights of Monsanto) provided that the price, terms and conditions of such sale, considered as a whole, are at least as favorable to the Selling Stockholder as either (i) those set forth in the Transfer Notice or (ii) those offered by Monsanto in any counter offer, if any; provided, in the event the Transfer Notice shall have stated an Average Price, the Offered Stock may be disposed of in a Public Offering at a price no less than the minimum amount used as a basis to calculate the Average Price (less actual underwriting discounts and expenses). Notwithstanding the foregoing, if the Selling Stockholder shall not have signed a definitive agreement to sell the Offered Stock within one hundred eighty (180) days immediately following the expiration of the Offer Period, then the shares of Offered Stock shall again be subject to the terms and conditions of this Agreement in the same manner as if the Transfer Notice had not been given.

         (e) Limitations on Involuntary Transfers. Subject to Section 3.5, if any involuntary transfer of any of the Stock owned by a Major A Stockholder (a "Transferring Stockholder") shall occur (such as, but not limited to, a sale by a Major A Stockholder's trustee in bankruptcy, or a sale to a purchaser at any creditor's or court sale) other than an involuntary transfer to a Permitted Transferee:

                   (i) Transferee Takes Subject Hereto. The transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stock subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.

                   (ii) Involuntary Transfer Notice. The Transferring Stockholder (or, if it fails to do so, the transferee) shall promptly give written notice
                             (the "Involuntary Transfer Notice") to Monsanto
                             and the Company stating (a) when the involuntary transfer occurred or is to occur, (b) the circumstances alleged to require such transfer,
                             (c) the number of shares of Stock involved and (d) the name, address and capacity of the transferee. If both the Transferring Stockholder and the transferee shall fail to give the Involuntary Transfer Notice, then the Involuntary Transfer Notice may be given by the Company or by any other stockholder of the Company and
                             the  Involuntary   Transfer  Notice  so  given  may
                             contain only such portion of the information set forth in the preceding sentence as shall be known to the Person so giving the Involuntary Transfer Notice.

                   (iii) Purchase Option. Monsanto shall have the irrevocable and exclusive option (but not the obligation) for a period of forty-five (45) days immediately following receipt of the Involuntary Transfer Notice to purchase all but not less than all of the shares of Stock included in the Involuntary Transfer Notice (the "Involuntary Transfer Stock") in cash for the price per share and upon the terms and conditions set forth in this Section 3.2(e). An election to exercise Monsanto's option shall be made by Monsanto by giving written notice to the Company, the transferee and the Transferring Stockholder.

                   (iv) Failure to Give Notice. Failure by Monsanto to give the notice provided for in paragraph (e)(iii) within the time period provided for therein shall be deemed an election by Monsanto not to purchase any shares of the Involuntary Transfer Stock.

                   (v) Closing. If the shares of Involuntary Transfer Stock are to be purchased by Monsanto pursuant to this Section 3.2(e), then such purchase shall, unless the parties thereto otherwise agree, be completed at the principal office of Monsanto on the thirtieth (30th) day following the giving of notice by Monsanto pursuant to paragraph (e)(iii) of its election to exercise its option to purchase the Involuntary Transfer Stock.

                   (vi) Purchase Price. The price per share of the Involuntary Transfer Stock to be paid by Monsanto upon exercise of its option to purchase such

                             Involuntary  Transfer  Stock  pursuant to paragraph
                             (e)(iii) shall be as follows:

                             (a)       With respect to shares of Class A
                                       Common Stock, if the shares of the
                                       Company's Class B Common Stock are then
                                       traded in the NASDAQ National Market
                                       System or on a United States securities
                                       exchange registered under the Exchange
                                       Act, the price per share shall be the
                                       average of the last reported sales price
                                       (or, if not available, the average of
                                       the  closing bid and ask price) per
                                       share of the Company's Class B Common
                                       Stock on the NASDAQ National Market
                                       System (or such other securities
                                       exchange on which the Company's Class B
                                       Common Stock is then listed) on each of
                                       the thirty (30) trading days immediately preceding the closing of the purchase of such Class A Common Stock; and

                             (b)       With respect to shares of any
                                       Involuntary Transfer Stock other than
                                       Class A Common Stock, or, with respect
                                       to shares of Class A Common Stock if the
                                       Company's Class B Common Stock is not
                                       then listed on the NASDAQ National
                                       Market System or on a United States
                                       securities exchange registered under the
                                       Exchange Act, the price per share shall
                                       be the fair market value per share as
                                       determined by an investment banking firm
                                       of recognized standing selected by
                                       mutual agreement of the transferee or
                                       Transferring Stockholder, as the case
                                       may be (depending on who is the legal
                                       owner of the Involuntary Transfer
                                       Stock), and Monsanto. If the transferee
                                       or the Transferring Stockholder, as the
                                       case may be, and Monsanto are unable to
                                       agree upon an investment banking firm to
                                       perform the valuation,  then both
                                       Monsanto and the transferee or the
                                       Transferring Stockholder, as the case
                                       may be, shall select an
                             investment banking firm and the two investment banking firms so selected shall select a third investment banking firm to perform the valuation. The determination of the third investment banking firm as to the fair market value per share shall be final and binding on the parties. If the parties are unable to mutually agree upon an investment banking firm to perform the valuation, then Monsanto and the transferee or the Transferring Stockholder, as the case may be, shall pay the fees of the investment banking firm selected by each such party. The fees of any investment banking firm mutually agreed upon by the parties and the fees of any third investment banking firm performing the valuation in connection with the services provided
                             pursuant  to  this   paragraph (e)(vi) shall be
                             paid fifty percent (50%) by Monsanto  and fifty
                             percent  (50%) by the   transferee   or  the
                             Transferring Stockholder, as the case may be.

                   (vii) Delivery of Certificates. At the closing of the purchase and sale of Involuntary Transfer Stock pursuant to the exercise of options granted under this Section 3.2, the Transferring Stockholder or the transferee, as the case may be, shall deliver to Monsanto duly endorsed for transfer, with all required state or federal documentary tax stamps affixed thereto, certificates representing all of the shares of Involuntary Transfer Stock being purchased and sold at such closing against payment therefor in cash or certified or bank cashier's check. In addition, the Transferring Stockholder or the transferee, as the case may be, shall deliver to Monsanto such signature guarantees and other documents and certificates as may be reasonably requested by Monsanto in order to confirm the Transferring Stockholder's or the transferee's, as the case may be, title to such Involuntary Transfer Stock and its authority to act in connection with the sale thereof.

3.3 Legend. A copy of this Agreement shall be filed with the Secretary of the Company and shall be kept at its principal executive office. Upon the execution of this Agreement, each of the Major A Stockholders shall cause each certificate representing shares of Stock owned by such Major A Stockholder to carry a legend as follows:

                   THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, CONVEYED, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, MORTGAGED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF JANUARY 31, 1996, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE COMPANY.

         Upon the  acquisition  of  additional  shares  of Stock  after the date hereof, each Major A Stockholder shall cause each certificate representing such additional shares of Stock to carry the above legend.

3.4 Nonrecognition of Certain Transfers. Any transfer, acquisition or conversion of shares of Stock in violation of this Agreement shall be null and void. Each Major A Stockholder agrees that any such transfer, acquisition or conversion may and should be enjoined.

3.5      Exceptions. The provisions of this Article 3 shall not apply to:

         (a) a Pledge of Stock or any interest therein to a bank or other reputable lending institution in a bona fide loan transaction and not made in bad faith to avoid the provisions of this Article 3; provided, however, if the pledgee is not a party to this

         Agreement it shall execute a counterpart of this Agreement acknowledging that it has become a party to this Agreement with respect to the shares of Stock so pledged, after which such pledgee shall be deemed a Major A Stockholder;

         (b) a transfer, directly or indirectly, voluntarily or involuntarily, of any interest in Stock to a Permitted Transferee (including transfers of Voting Trust Certificates or interests in Stock pursuant to the Roberts Family Voting Trust Agreement and the Roberts Family Shareholder Agreement); provided, however, that the Permitted Transferee, if not then a party to this Agreement, shall execute a counterpart to this Agreement acknowledging that it has become a party to this Agreement with respect to the shares of Stock so transferred, after which such Permitted Transferee shall be deemed a Major A Stockholder;

         (c) the appointment of or transfer of any interest in Stock to any trustee, guardian, executor, administrator, Voting Trustee of the Voting Trust or other fiduciary acting solely for the benefit of one or more Permitted Transferees;

         (d) the granting of a proxy with respect to Stock solicited by the Board of Directors;

         (e) any exchange, conversion or transfer of Stock in connection with a Business Combination; provided, however, that this clause (e) shall not permit any agreement to sell or otherwise transfer any interest in Stock (including the granting of any proxy to the acquiror) by any Major A Stockholder prior to the Company's execution of an agreement with respect to such Business Combination; or

         (f) any tender or exchange of Stock in accordance with the terms of any tender or exchange offer, which tender or exchange offer would result, if consummated in accordance with its terms, in the beneficial ownership by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) of all of the Class A Common Stock and

         Class B Common Stock; provided, however, that this clause (f) shall not permit any Major A Stockholder to surrender (or enter into a binding agreement to sell or surrender) any Stock or interest therein in connection with such tender or exchange offer unless the Company has previously published to security holders of the Company a statement pursuant to Rule 14e-2 (or any successor rule) under the Exchange Act.


                                  ARTICLE 4
                                Miscellaneous

4.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware (exclusive of such state's choice of laws rules).

4.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by any of the parties without the prior written consent of the other parties hereto, except that Monsanto may, without the prior written consent of the other parties hereto, assign all or any of its rights, interests, and obligations under this Agreement to a wholly owned, direct or indirect, United States subsidiary of Monsanto, provided that Monsanto (i) shall remain liable for the performance by any such subsidiary of its obligations under this Agreement, (ii) shall act as agent for any and all such subsidiaries in connection with the receipt and giving of notices under this Agreement and (iii) shall not cause or permit any such subsidiary to be other than a wholly owned direct or indirect subsidiary of Monsanto. Subject to the preceding sentence and as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties hereto.

4.3 Entire Agreement. This Agreement constitutes the complete, exclusive and final understanding and agreement between the parties with regard to the subjects hereof.

4.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person or transmitted by telegram or telecopier (confirmed by mail) or by a national overnight delivery service, addressed as follows:

         If to Monsanto:        Monsanto Company
                                800 N. Lindbergh Blvd.
                                St. Louis, MO 63167
                                Attention:  Chief Financial Officer

                                Telecopy Number:  (314) 694-3001

                   with a copy to:

                                Monsanto Company
                                800 N. Lindbergh Blvd.
                                St. Louis, MO 63167
                                Attention: General Counsel and Secretary

                                Telecopy Number:  (314) 694-3001

        If to Douglas C.        Douglas C. Roberts
        Roberts:                DEKALB Genetics Corporation
                                3100 Sycamore Road
                                DeKalb, IL 60115

                                Telecopy Number:  (815) 758-3711
                   with a copy to:

                                Frank H. Roberts, Esq.
                                Pillsbury, Madison & Sutro LLP
                                225 Bush Street
                                San Francisco, CA 94104

                                Telecopy Number:  (415) 983-1200

         If to Lynne King Roberts:

                                Lynne King Roberts
                                c/o Douglas C. Roberts
                                DEKALB Genetics Corporation
                                3100 Sycamore Road
                                DeKalb, IL 60115

                                Telecopy Number:  (815) 758-3711

                   with a copy to:

                                Frank H. Roberts, Esq.
                                Pillsbury, Madison & Sutro LLP
                                225 Bush Street
                                San Francisco, CA 94104

                                Telecopy Number:  (415) 983-1200


         If to Terrance K. Holt:

                                Terrance K. Holt
                                2329 Clover Lane
                                Northfield, IL 60093

                                Telecopy Number: (708) 572-1818

                   with a copy to:

                                Frank H. Roberts, Esq.
                                Pillsbury, Madison & Sutro LLP
                                225 Bush Street
                                San Francisco, CA 94104

                                Telecopy Number:  (415) 983-1200


         If to Virginia R. Holt:

                                Virginia R. Holt
                                2329 Clover Lane
                                Northfield, IL 60093

                                Telecopy Number: (708) 572-1818
                   with a copy to:

                                Frank H. Roberts, Esq.
                                Pillsbury, Madison & Sutro LLP
                                225 Bush Street
                                San Francisco, CA 94104

                                Telecopy Number:  (415) 983-1200


         If to John T. Roberts: John T. Roberts
                                2090 Mulsanne Drive
                                Zionsville, IN 46077

                                Telecopy Number: (317) 594-4501

                   with a copy to:

                                Frank H. Roberts, Esq.
                                Pillsbury, Madison & Sutro LLP
                                225 Bush Street
                                San Francisco, CA 94104

                                Telecopy Number:  (415) 983-1200


         If to Robin R.         Robin R. Roberts
         Roberts:               2090 Mulsanne Drive
                                Zionsville, IN 46077

                                Telecopy Number: (317) 594-4501

                   with a copy to:

                                Frank H. Roberts, Esq.
                                Pillsbury, Madison & Sutro LLP
                                225 Bush Street
                                San Francisco, CA 94104

                                Telecopy Number:  (415) 983-1200


         or to such other address as may be specified from time to time in a notice given by such party. The parties agree to acknowledge in writing the receipt of any such notice delivered in person.

4.5 Delays or Omissions. Except as otherwise provided in this Agreement, no delay or omission to exercise any right, power or remedy accruing to Monsanto, upon any breach or default of or any Major A Stockholder under this Agreement, shall impair any such right, power or remedy of Monsanto nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, at law, in equity or otherwise afforded to any party, shall be cumulative and not alternative.

4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

4.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

4.8 Sections and Articles. All sections and articles referred to herein are sections and articles of this Agreement.

4.9 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

4.10 Term. The provisions of this Agreement shall be effective from the date hereof until the earlier of (i) the termination of the Collaboration Agreement and License between Monsanto and the Company dated of even date herewith (except if the same is terminated by reason of a material breach thereof by the Company or by reason of a governmental decree caused by the voluntary action of the Company), (ii) such time as Monsanto owns less than (A) five percent (5%) of the outstanding Class A Common Stock or (B) less than fifty percent (50%) of the highest percent of the outstanding Common Stock as is beneficially owned by Monsanto after completion of the tender offer contemplated by the Investment Agreement, the Closing and any purchases in the market of Class B Common Stock by Monsanto as permitted under the Investment Agreement during the one year period after the Closing, (iii) the date on which the Investment Agreement is terminated and (iv) on the eleventh anniversary of the Closing or any subsequent anniversary of the Closing if either Monsanto on the one hand or a majority in interest of Stock beneficially owned by the Persons who are then Major A Stockholders on the other gives written notice to all other parties hereto that this Agreement shall terminate on any such anniversary which is more than 60 days after the date of such notice.

4.11 Effective Date. The provisions of this Agreement shall be effective as of the consummation of the Closing. If the Investment Agreement is terminated prior to the consummation of the Closing, then the provisions of this Agreement shall be null and void and of no further force or effect and this Agreement shall be deemed to be terminated.

                IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                           Monsanto Company

                                           /s/ Robert T. Fraley
                                           -------------------------------
                                           Robert T. Fraley
                                           President, Ceregen

                                        Douglas C. Roberts


                                        /s/ Douglas C. Roberts
                                        ---------------------
                                        Douglas C. Roberts,  individually and as
                                        Trustee of (i) the  Douglas  C.  Roberts
                                        Trust dated  January 28, 1972,  (ii) the
                                        David Kim Roberts 1989 Trust,  (iii) the
                                        Steven Suh Roberts 1989 Trust,  and (iv)
                                        the Jeffrey King Roberts 1989 Trust

                                        Virginia R. Holt



                                        /s/  Virginia R. Holt
                                        ---------------------
                                        Virginia R. Holt, individually and as
                                        Trustee of (i) the Virginia R. Holt
                                        Trust dated August 22, 1973, (ii) the
                                        Amanda Mary Holt 1989 Trust, and (iii)
                                        the Laura Elizabeth Holt 1989 Trust

                                        John T. Roberts


                                        /s/ John T. Roberts
                                        -------------------
                                        John T. Roberts, individually
                                        and as Trustee of (i) the John T.
                                        Roberts Trust dated April 9, 1976, (ii)
                                        the Allison Elizabeth Roberts 1989
                                        Trust, and (iii) the Katherine Elsie
                                        Roberts 1990 Trust Number 1

                                        Robin R. Roberts


                                        /s/ Robin R. Roberts
                                        --------------------
                                        Robin R. Roberts, as Trustee of (i)
                                        the Allison Elizabeth Roberts Trust
                                        dated August 6, 1986, (ii) the
                                        Katherine Elsie Roberts Trust dated
                                        March 13, 1990, and (iii) the Charles
                                        David Roberts Trust dated February 28,
                                        1994

                                        Terrance K. Holt



                                        /s/ Terrance K. Holt
                                        --------------------
                                        Terrance K. Holt, as Trustee of
                                        the Amanda Mary Holt Trust dated
                                        December 6, 1985

                     Charles C. Roberts and Mary R. ROBERTS



                                        /s/ Charles C. Roberts
                                        ----------------------

                                        /s/ Mary R. Roberts
                                        -------------------
                                        CHARLES C. Roberts and Mary
                                        R. Roberts, as Trustees of (i) the
                                        Charles C.and Mary R. Roberts Living
                                        Trust dated October 15, 1991, (ii) the
                                        Trust F/B/O Douglas C. Roberts under
                                        Eleanor T. Roberts Charitable Trust
                                        Agreement dated December 21, 1967,
                                        (iii) the Trust F/B/O Virginia  R. Holt
                                        under Eleanor  T.  Roberts   Charitable
                                        Trust  Agreement  dated December 21,
                                        1967, and (iv) the Trust F/B/O John T.
                                        Roberts under Eleanor T. Roberts
                                        Charitable  Trust Agreement dated
                                        December 21, 1967

                                        Lynne King Roberts



                                        /s/ Lynne King Roberts
                                        ----------------------
                                        Lynne King Roberts, as Trustee
                                        of the David Kim Roberts Trust dated
                                        October 14, 1987